Exhibit 99.1

CONTACT:

Brainerd Communicators
Joe Lobello (Media)
lobello@braincomm.com
Corey Kinger (Investors)
kinger@braincomm.com
212.986.6667

AMERICAN COMMUNITY NEWSPAPERS RECEIVES
AMERICAN STOCK EXCHANGE NOTICE

DALLAS, TX - August 22, 2008 - American Community Newspapers Inc. (AMEX: ANE) (“ACN”) today announced the Company has received notification from the American Stock Exchange (“Amex”), dated August 21, 2008, that as a result of the Company’s failure to timely file with the Securities and Exchange Commission the Company’s Quarterly report on Form 10-Q for the second quarter ended June 29, 2008, the Company is not in compliance with Amex’s continued listing standards as provided in Sections 134 and 1101 of the Amex Company Guide.

In order to maintain its Amex listing, the Company must submit a plan to Amex by September 4, 2008 advising Amex of the action the Company has taken, or will take, to bring the Company into compliance by no later than November 19, 2008. If the plan is accepted by Amex, the Company will remain listed and be subject to periodic review to determine whether it is making progress consistent with the plan.

If the Company does not submit a plan to Amex, or submits a plan that is not accepted, it will be subject to delisting proceedings. Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards by November 19, 2008, or does not make progress consistent with the plan during this period, the Amex staff will initiate delisting proceeding as appropriate. The Company may appeal a staff determination to initiate delisting proceedings.

As announced on August 21, 2008, until uncertainties related to impairment of the value of ACN’s intangible assets, including goodwill have been resolved, ACN is unable to complete the preparation of its interim financial statements to be included in its quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2008. ACN plans to file its quarterly report promptly after it becomes possible to measure and recognize the impact of such uncertainties on its financial statements.

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About American Community Newspapers Inc.
ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in many of the wealthiest counties within each market. ACN's goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused Web sites have average monthly page views and visitors of approximately 6.1 million and 1.2 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “ seek, ” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

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